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                    September 13, 2022

       Sharon L. Hollis
       Chief Executive Officer
       InnovaQor, Inc.
       400 S. Australian Avenue, Suite 800
       West Palm Beach, FL 33401

                                                        Re: InnovaQor, Inc.
                                                            Amendment No. 1 to
Registration Statement on Form 10-12G
                                                            Filed September 7,
2022
                                                            File No. 000-33191

       Dear Ms. Hollis:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology
       cc:                                              Thomas Cookson